Exhibit 10.1

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of May 29, 2026, by and among SPACSphere Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), which include all officers and directors of the Company and all Company Stockholders holding shares of the Company Common Stock and Company Preferred Stock having the right to vote generally in any election of directors of the Company Board, collectively representing at least five percent (5%) of the outstanding shares of Company Common Stock on an as-converted basis, and Mobilewalla Holdco, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Common Stock and/or Company Preferred Stock (collectively, the “Company Capital Stock”) as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock or any other equity securities of the Company of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) applicable to such Company Stockholder, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the grant, vesting or exercise of any outstanding equity award, or upon exercise or conversion of any other securities, are referred to herein as the “Subject Shares”); and

WHEREAS, this Agreement is being executed and delivered contemporaneously with a Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”) entered into by Acquiror, SPACSphere Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), and the Company, pursuant to which, among others, Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with the Company continuing as the surviving entity and as a wholly owned Subsidiary of Acquiror.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
stockholder SUPPORT AGREEMENT; COVENANTS

Section 1.1 Business Combination Agreement. Each Company Stockholder hereby acknowledges that it has received a copy of the Business Combination Agreement, has had the opportunity to consult with its tax and legal advisors and has consented to (and consents to) the Company’s entry into the Business Combination Agreement and the Transactions contemplated therein.

Section 1.2 No Transfer. Except with the prior written consent of Acquiror and the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase, or otherwise transfer (including by operation of Law), encumbrance, dispose of, or agree to transfer, encumbrance or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) (other than the Proxy Statement or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any right, title, or interest in the Subject Shares (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, (ii) deposit any Subject Share into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to any Subject Share or grant any proxy except for this Agreement or as otherwise provided herein, consent or power of attorney with respect thereto (other than pursuant to this Agreement), (iii) enter into any swap, hedging or other arrangement which is designed to, or which would (either alone or in connection one or more developments or events) lead to or result in a Transfer of any Subject Shares or any of the economic consequences of ownership of any Subject Share, or (iv) commit or agree publicly announce any intention to take or effectuate any transaction specified in clause (i), (ii) or (iii) (clauses (i)-(iv) collectively, a “Transfer”); provided, however, that nothing herein shall prohibit a Transfer (A) to an Affiliate of a Company Stockholder, (B) in the case of a Company Stockholder who is an individual, (1) to any member of such Company Stockholder’s immediate family or to a trust for the benefit of such Company Stockholder or any member of such Company Stockholder’s immediate family, (2) by virtue of the laws of descent and distribution upon death of such Company Stockholder, or (3) pursuant to a qualified domestic relations order, or (C) to a charitable organization (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Acquiror and the Company, to assume all of the obligations of such Company Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve a Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to a Company Stockholder’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Company Stockholder, so long as after such transfer the Company Stockholder or the surviving entity thereof remains to be bound by all of the terms of this Agreement.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to a Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (c) a Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

Section 1.4 Agreement to Vote. Hereafter until the Expiration Time, each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board or otherwise undertaken in connection with the Transactions (which written consent shall be delivered as promptly as reasonably practicable, and in any event within two (2) Business Days, following the date that the Registration Statement is declared effective by the SEC), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote or provide consent with respect to such matter):

(a) to approve and adopt the Business Combination Agreement and the Transactions;

(b) vote or cause to be voted (including by class vote and/or written consent or resolution, if applicable) the Subject Shares in favor of granting the Company Stockholder Approval or, if there are insufficient votes in favor of granting the Company Stockholder Approval, in favor of the adjournment or postponement of such meeting of the stockholders of the Company to a later date;

(c) in any other circumstances upon which a consent, waiver or other approval is required under the Company Organizational Documents or the Company Stockholder Agreements (as defined below) or otherwise sought with respect to the Business Combination Agreement or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of such Company Stockholder’s Subject Shares held at such time in favor thereof;

(d) against and withhold consent with respect to any Alternative Transaction Proposal or other business combination transaction (other than the Business Combination Agreement and the Transactions);

(e) against any proposal, action or agreement that would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the timely consummation of the Merger or the other Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VIII of the Business Combination Agreement not being fulfilled or (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Company Stockholder contained in this Agreement; and

(f) to approve or authorize (or to vote against or withhold consent for, as applicable) any other matters necessary or reasonably requested by the Company or Acquiror for the consummation of the Transactions. Each Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing; provided, however, that the obligations of the Company Stockholders specified in this Section 1.4 shall not apply, and no Company Stockholder shall be required to vote or act in accordance with clauses (a) through (e) above, from and after such time as the Company Board shall have effected a Change in Recommendation in accordance with the terms of the Business Combination Agreement.

Section 1.5 Proxy. Without limiting any other rights or remedies of Acquiror, in the event that any Company Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1.4, such Company Stockholder hereby irrevocably appoints the Company or any individual designated by the Company as such Company Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and re-substitution), for and in the name, place and stead of such Company Stockholder, to attend on behalf of such Company Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1.4, to include its Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) its Subject Shares or consent (or withhold consent) with respect to any of the matters described herein in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Written Consent). The proxy granted in this Section 1.5 shall expire upon the Expiration Time. The proxy granted by each Company Stockholder pursuant to this Section 1.5 is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Acquiror entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Company Stockholder pursuant to this Section 1.5 is a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by any such Company Stockholder and shall revoke any and all prior proxies granted by such Company Stockholder with respect to its Subject Shares. The vote or consent of the proxyholder in accordance with this Section 1.5 with respect to its obligations under this Agreement shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by the Company Stockholder of the Subject Shares (or any other Person with the power to vote or provide consent with respect to the Subject Shares) with respect to the matters described in Section 1.4. The proxyholder may not exercise the proxy granted pursuant to this Section 1.5 on any matter except for those matters set forth in Section 1.4.

Section 1.6 No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors or officers challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Business Combination Agreement; provided, that nothing in this Section 1.5 shall limit or restrict any Company Stockholder from bringing any claim for actual fraud or willful and material breach of the Business Combination Agreement.

Section 1.7 No Other Consideration. Each Company Stockholder agrees to accept the delivery of the Per Share Merger Consideration to such Company Stockholder at the Closing in accordance with the terms of the Business Combination Agreement, and agrees that once such Per Share Merger Consideration is delivered to such Company Stockholder, no other consideration may be claimed by such Company Stockholder in respect of such Company Stockholder’s equity in the Company immediately prior to Closing except as otherwise expressly provided in the Business Combination Agreement and any Ancillary Agreement.

Section 1.8 Closing Date Deliverables.

(a) Each Company Stockholder party hereto will deliver, prior to the Closing, a duly executed counterpart to the Lock-Up Agreement in the form and substance thereof to be agreed by Acquiror and the Company prior to Closing, acting commercially reasonably, in accordance with the Business Combination Agreement, to be effective as of the Closing.

(b) Each Company Stockholder listed on Schedule II hereto will deliver, prior to the Closing, a duly executed counterpart to the Registration Rights Agreement (in form and substance thereof to be agreed by Acquiror and the Company prior to Closing, acting commercially reasonably) in accordance with the Business Combination Agreement, to be effective as of the Closing.

Section 1.9 Waiver of Appraisal Rights. Each Company Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the Delaware General Corporation Law) with respect to the Merger and any rights to dissent with respect to the Transactions, including the Merger.

Section 1.10 Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.11 No Inconsistent Agreement. Except for the Company Stockholder Agreements or any other letter or agreement to be terminated in accordance with Section 1.13, each Company Stockholder hereby represents and covenants that such Company Stockholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Subject Shares, (ii) has not entered into, and shall not enter into, any voting agreement, voting trust or other agreement, and has no knowledge and is not aware of any such voting agreement or voting trust in effect, with respect to any of such Company Stockholder’s Subject Shares that is inconsistent with such Company Stockholder’s obligations pursuant to this Agreement or any agreement or amendment of an existing agreement that would, or would reasonably be expected to, restrict, limit or interfere with the performance of such Company Stockholder’s obligations hereunder, and (iii) has not granted, and shall not grant, a proxy, power of attorney or similar right with respect to any of such Company Stockholder’s Subject Shares that is inconsistent with such Company Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

Section 1.12 Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement, in all cases only to the extent required by applicable Law or order from the SEC or any other securities authorities, and after providing the relevant Company Stockholder reasonable opportunity to defend any requirement to disclose information which would cause such Company Stockholder to be in breach of any confidentiality obligations applicable to it. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.13 Termination of Company Stockholder Agreements, Related Agreements. Each of the Company Stockholders, by this Agreement with respect to its Subject Shares, severally and not jointly, and the Company hereby agrees that, the Company Stockholders and the Company shall use their reasonably best efforts to terminate the following agreements prior to and subject to the Closing and effective immediately prior to the Effective Time: (a) the agreements as set forth in Section 4.03(b)(iii), the registration rights contained in the Avenue Warrants and the investment right contained in the supplement to the to the Avenue Loan and Security Agreement as set forth in Section 4.03(d) of the Company Disclosure Schedules to the Business Combination Agreement (each, as amended, restated, supplemented or otherwise modified from time to time, the “Company Stockholder Agreements”); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights, rights of first refusal, preemptive rights, subscription rights, registration rights, information rights, rights to consult with and advise management, inspection rights, Company Board nomination or observer rights or rights to receive information delivered to the Company Board or other similar rights (other than such rights set forth in (x) the Company’s Governing Documents and (y) the Company Stockholder Agreements) (clauses (a) and (b), collectively, the “Terminating Rights”) between such Company Stockholder and the Company or any Subsidiary thereof (but excluding, (i) for the avoidance of doubt, any rights such Company Stockholder may have that relate to any commercial or employment agreements or arrangements between such Company Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Company Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their terms).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholders. Each Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a) Organization; Due Authorization. If such Company Stockholder is not an individual, it is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Stockholder. If such Company Stockholder is an individual, such Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder.

(b) Ownership. Such Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Organizational Documents, (iii) the Business Combination Agreement, (iv) the Company Stockholder Agreements or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement, and none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Company Stockholder Agreements. Other than the Company Warrants and any Company Options set forth opposite such Company Stockholder’s name on Schedule I, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any securities convertible into, or which can be exchanged for, equity securities of the Company.

(c) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company Stockholder with respect to the Company Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Company Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Company Stockholder’s entry into this Agreement.

(d) No Conflicts. The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of his, her or its obligations hereunder will not, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of such Company Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under any Contract binding upon such Company Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 2.1(c), under any applicable Law to which such Company Stockholder or any of its properties or assets is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Company Stockholder, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Shares, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Company Stockholder’s ability to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement.

(e) Litigation. There are no Actions pending against such Company Stockholder, or to the knowledge of such Company Stockholder threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement.

(f) Adequate Information. Such Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the Business Combination Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Company Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Company Stockholder, on behalf of such Company Stockholder in his, her or its capacity as a stockholder, for which the Company or any of its Affiliates may become liable.

(h) Acknowledgment. Such Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement, and the representations, warranties, covenants and other agreements of such Company Stockholder contained herein.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 thereof, (c) the Business Combination Deadline (as defined in the Business Combination Agreement) if the Closing has not occurred on or prior to such date, and (d) as to each Company Stockholder, upon the written agreement of Acquiror, the Company and such Company Stockholder (the earliest of clauses (a) through (d), the “Expiration Time”). Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any willful and material breach of this Agreement prior to such termination; provided, further, that this ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 3.3 Jurisdiction; Waiver of Jury Trial.

(a) Except as specifically set forth in Section 3.5, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, any federal or state court located in the State of Delaware. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties to this Agreement further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties to this Agreement hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3(b).

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement, including, without limitation, mandatory injunctions, or to enforce specifically the performance of the terms and provisions hereof in accordance with the provisions of this Section 3.5 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity to which they are entitled under this Agreement, prior to the valid termination of this Agreement in accordance with Section 3.1, and (b) the right of specific enforcement and injunctive relief (including mandatory injunctions) is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholders. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 3.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (i) when delivered in person, (ii) when delivered by email during normal business hours (and otherwise as of the immediately following Business Day), (iii) when delivered after posting in the United States mail having been sent registered or certified mail (postage prepaid, return receipt requested) or (iv) when delivered by FedEx or other nationally recognized overnight delivery service, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8):

If to Acquiror:

SPACSphere Acquisition Corp.
8795 Folsom Blvd
Sacramento, California 95826
Attention: Bala Padmakumar
Email: [***]

with a copy to (which will not constitute notice):

Norton Rose Fulbright US LLP
1550 Lamar, Suite 2000
Houston, TX 77010
Attention: Amelia Zhang, Esq.; Lee McIntyre, Esq.
Email: [***]

If to the Company:

Mobilewalla Holdco, Inc.
5170 Peachtree Rd, Bldg. 100, STE 100
Atlanta, GA 30341
Attention: Jay D. Clark
Email: [***]

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor, Woodbridge, NJ 08830

Attention: Peter Campitiello, Esq.
E-mail: [***]

If to a Company Stockholder:

To such Company Stockholder’s address (including email) set forth in the Company’s books and records;

Section 3.9 Counterparts. This Agreement may be executed and delivered (including by facsimile, electronic signature or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11 Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 3.12 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other party, any direct or indirect ownership or incidence of ownership of or with respect to the Company Stockholder’s shares of Company Common Stock or Company Preferred Stock. All rights, ownership and economic benefits of and relating to the Company Stockholder’s Company Common Stock or Company Preferred Stock shall remain vested in and belong to the Company Stockholder, and no other party shall have any authority to direct the Company Stockholders in the voting or disposition of any of the Company Common Stock or Company Preferred Stock except as otherwise provided herein.

Section 3.13 Stockholder Capacity. Each Company Stockholder signs this Agreement solely in such Company Stockholder’s capacity as a holder of Subject Shares, and not in any other capacity (including, without limitation, in such Company Stockholder’s capacity as a director or officer of the Company). Nothing herein shall be deemed to limit or restrict a director or officer of the Company from taking or not taking any action in his or her capacity as a director or officer of the Company, including exercising rights under the Business Combination Agreement to the extent permitted thereunder.

Section 3.14 Several and Not Joint Obligations. The representations, warranties, covenants, agreements, obligations and liability of the Company Stockholders party to this Agreement shall be several, and not joint. Notwithstanding any other provision of this Agreement, in no event will any Company Stockholder be liable for any other Person’s breach of such other Person’s representations, warranties, covenants, or agreements contained in this Agreement, the Business Combination Agreement or any Ancillary Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholders, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

MOBILEWALLA HOLDCO, INC.

By:	/s/Anindya Datta
Name:	Anindya Datta
Title:	Chief Executive Officer

COMPANY STOCKHOLDERS:

/s/Anindya Datta
Anindya Datta, individually

/s/Jay D. Clark
Jay D. Clark, individually

GCP CAPITAL PARTNERS IV, L.P.

By: GCP Managing Partner IV, L.P., its general partner

By: GCP Managing Partner IV GP, LLC, its general partner

By:	/s/ Boris M. Gutin
Name:	Boris M. Gutin
Title:	Managing Director

GCP CAPITAL PARTNERS (CAYMAN) IV, L.P.

By: GCP Managing Partner IV, L.P., its general partner

By: GCP Managing Partner IV GP, LLC, its general partner

By:	/s/ Boris M. Gutin
Name:	Boris M. Gutin
Title:	Managing Director

[Signature Page to Stockholder Support Agreement]

MADRONA VENTURE FUND V, LP

By: Madrona Investment Partners V, L.P., its general partner

By: Madrona V General Partner, LLC, its general partner

By:	/s/ Scott Jacobson
Name:	Scott Jacobson
Title:	Managing Director

Shares Held:	13,351,176 shares of Series A Preferred Stock (73.40% of class) 2,718,433 shares of Series B Preferred Stock (23.11% of class)

MADRONA VENTURE FUND V-A, LP

By: Madrona Investment Partners V, L.P., its general partner

By: Madrona V General Partner, LLC, its general partner

By:	/s/ Scott Jacobson
Name:	Scott Jacobson
Title:	Managing Director

Shares Held:	513,553 shares of Series A Preferred Stock (2.82% of class) 104,565 shares of Series B Preferred Stock (0.89% of class)

[Signature Page to Stockholder Support Agreement]

ACQUIROR:

SPACSPHERE ACQUISITION CORP.

By:	/s/ Bala Padmakumar
	Name:	Bala Padmakumar
	Title:	Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

SCHEDULE I

COMPANY STOCKHOLDER SUBJECT SHARES

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series A-1 Preferred Stock	Shares of Series B Preferred Stock	Company Warrants (Common Stock)	Company Warrants (Series B Preferred)	Company Options
Anindya Datta	5,932,396	337,474	0	0	0	0	11,402,495
Jay D. Clark	1,594,270	0	0	0	0	0	1,329,270
GCP CAPITAL PARTNERS IV, L.P.	0	0	0	7,850,638	0	0	0
GCP CAPITAL PARTNERS (CAYMAN) IV, L.P.	0	0	0	147,855	0	0	0
MADRONA VENTURE FUND V, LP	0	13,351,176	0	2,718,433	0	0	0
MADRONA VENTURE FUND V-A, LP	0	513,553	0	104,565	0	0	0

[Schedule I to Stockholder Support Agreement]

Sch. I-1

SCHEDULE II

COMPANY STOCKHOLDER SIGNATORIES TO REGISTRATION RIGHTS AGREEMENT

1.	Anindya Datta

2.	Jay D. Clark

3.	GCP CAPITAL PARTNERS IV, L.P.

4.	GCP CAPITAL PARTNERS (CAYMAN) IV, L.P.

5.	MADRONA VENTURE FUND V, LP

6.	MADRONA VENTURE FUND V-A, LP

[Schedule II to Stockholder Support Agreement]

Sch. II-1